FOR IMMEDIATE RELEASE: Wednesday, May 22, 2002

CONTACT:    Gregory L. Wilson
            Chairman and President
            Bradley T Nielson
            Chief Operating Officer and Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                  MITY ENTERPRISES, INC. ANNOUNCES RESULTS
                   FOR FOURTH FISCAL QUARTER AND YEAR END


OREM, UTAH -- Gregory L. Wilson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the fourth quarter and fiscal year ended March 31, 2002.

Net sales for the fourth quarter totaled $8.8 million compared to $11.1 million a year ago, a decline of 21 percent. Net income from continuing operations for the quarter was $933,000 compared to net income from continuing operations in last year's fourth quarter of $1.2 million. Basic and diluted earnings per share from continuing operations for the recent quarter were $0.19 and $0.18, respectively. That compares with basic and diluted earnings per share from continuing operations for the previous year's fourth quarter of $0.24.

For the fiscal year ended March 31, 2002, net sales totaled $40.1 million, down 5 percent from $42.2 million a year ago. Net income from continuing operations for the fiscal year was $4.4 million, a decrease of 3 percent from $4.6 million in the previous year. Basic and diluted earnings per share from continuing operations for the fiscal year were $0.86 and $0.85, respectively. These compare with basic and diluted earnings per share from continuing operations of $0.90 and $0.87, respectively, for the prior year period.

"We have done remarkably well in spite of the economic recession." said Wilson. "The industry as a whole was down about 18 percent last year, versus 5 percent for MITY. Our excellent products and superb execution have allowed us to outpace the industry and maintain margin levels while facing declining sales. During the slowdown, we also took the opportunity to dedicate more resources to our research and development efforts and hope to have some exciting product announcements during fiscal 2003."

"As we expected and announced in our last earnings release in February, net sales for the quarter decreased 21 percent this quarter," noted Bradley T Nielson, chief financial officer and chief operating officer of MITY Enterprises. "Even with the slower booking rates, though, we were able to generate high earnings and a positive cash flow, validating the steps we took mid year to deal with the slowdown. However, the good news is that recent bookings indicate order volumes are picking up and sales for our June quarter should be near last year's first quarter levels."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have Windows Media Player. If you do not have Windows Media Player or would like the most current version, go to http://windowsmedia.com prior to the call, where you can download Windows Media Player. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mitylite.com.

This press release contains forward-looking statements related to (i) the Company's belief that order volumes are picking up and that sales for the June quarter will be near last year's numbers for the same period, (ii) that research and development efforts will yield new product opportunities and announcements during the current fiscal year, and (iii) that the Company has outpaced the industry and been able to maintain margin levels. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from current world tensions and U.S. military actions and its potential impact on the company's operations; (ii) the continued general downturn in the furniture industry and its potential impact on the company's operations; (iii) uncertainty about market acceptance of any new products introduced by the Company; (iv) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products; (vi) the Company's discontinued office systems segment may not continue to perform as well as it has in recent quarters;
(vii) regulatory action adversely affecting the Company's healthcare seating segment, and (viii) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

                                   - more -



                             MITY ENTERPRISES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                ---------------------------
                                                    2002            2001
                                                -----------     -----------
Net sales                                       $ 8,818,000     $11,135,000
Income from continuing operations                 1,442,000       1,942,000
Net income from continuing operations               933,000       1,243,000
Net income                                          933,000         177,000
Basic earnings per share from continuing
  operations                                          $0.19           $0.24
Basic earnings per share                              $0.19           $0.03
Weighted average number of common shares basic    5,000,343       5,083,796
Diluted earnings per share from continuing
  operations                                          $0.18           $0.24
Diluted earnings per share                            $0.18           $0.03
Weighted average common and common equivalent
  shares-diluted                                  5,209,853       5,191,244


                                                    FISCAL YEAR ENDED
                                                        MARCH 31,
                                                ---------------------------
                                                    2002            2001
                                                -----------     -----------
Net sales                                       $40,094,000     $42,203,000
Income from continuing operations                 6,807,000       7,270,000
Net income from continuing operations             4,403,000       4,551,000
Net income                                          876,000           4,000
Basic earnings per share from continuing
  operations                                          $0.86           $0.90
Basic earnings per share                              $0.17           $0.00
Weighted average number of common shares basic    5,071,125       5,076,456
Diluted earnings per share from continuing
  operations                                          $0.85           $0.87
Diluted earnings per share                            $0.17           $0.00
Weighted average common and common equivalent
  shares-diluted                                  5,208,924       5,216,604

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